Exhibit 99.1

News Release

Weatherford Announces First Quarter 2025 Results
•First quarter revenue of $1,193 million decreased 12% year-over-year
•First quarter operating income of $142 million decreased 39% year-over-year
•First quarter net income of $76 million, a 6.4% margin, decreased 32% year-over-year
•First quarter adjusted EBITDA* of $253 million, a 21.2% margin, decreased 25%, or 354 basis points, year-over-year
•First quarter cash provided by operating activities of $142 million and adjusted free cash flow* of $66 million
•Repurchased $34 million of 8.625% Senior Notes due 2030 in the first quarter of 2025
•Shareholder return of $71 million for the quarter, which included dividend payments of $18 million and share repurchases of $53 million
•Board approved quarterly cash dividend of $0.25 per share, payable on June 5, 2025, to shareholders of record as of May 6, 2025
•As part of its portfolio optimization strategy, Weatherford completed the sale of its Pressure Pumping business in Argentina on April 1, 2025
•Signed a strategic agreement with Abu Dhabi-based AIQ to bring transformative efficiency to energy production, leveraging advanced automation, data-driven insights, and the power of AI technology

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, April 22, 2025 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the first quarter of 2025.
Revenues for the first quarter of 2025 were $1,193 million, a decrease of 12% year-over-year and 11% sequentially. Operating income was $142 million in the first quarter of 2025, compared to $233 million in the first quarter of 2024 and $198 million in the fourth quarter of 2024. Net income in the first quarter of 2025 was $76 million, with a 6.4% margin, a decrease of 32%, or 188 basis points year-over-year and 32%, or 198 basis points, sequentially. Adjusted EBITDA* was $253 million, a 21.2% margin, a decrease of 25%, or 354 basis points, year-over-year and 22%, or 310 basis points, sequentially. Basic income per share in the first quarter of 2025 was $1.04, compared to $1.54 in the first quarter of 2024 and $1.54 in the fourth quarter of 2024. Diluted income per share in the first quarter of 2025 was $1.03, compared to $1.50 in the first quarter of 2024, and $1.50 in the fourth quarter of 2024.
First quarter 2025 cash flows provided by operating activities were $142 million, compared to $131 million in the first quarter of 2024, and $249 million in the fourth quarter of 2024. Adjusted free cash flow* was $66 million, a decrease of $16 million year-over-year and $96 million sequentially. Capital expenditures were $77 million in the first quarter of 2025, compared to $59 million in the first quarter of 2024, and $100 million in the fourth quarter of 2024.
Girish Saligram, President and Chief Executive Officer, commented, “The first quarter was marked by significant market softening across key geographies, especially Mexico, the United Kingdom and North America. This created headwinds for activity levels but the One Weatherford team continued to focus on the controllable elements of the business, driving execution to deliver results inline with expectations.
Over the past few weeks, the market conditions have skewed more negatively, as we continue to navigate uncertainty on customer activity levels stemming from macroeconomic factors, global trade and geopolitical tensions. However, our actions remain focused on our North Star of driving adjusted free cash flow and we are further accelerating efficiency and optimization programs to ensure that we are well positioned for any scenario that might unfold in the latter part of the year. We believe it to be prudent to scale back our expectations on activity levels through the rest of the year and are focused on minimizing decrementals and improving working capital efficiencies. Nonetheless, even at a significantly reduced level of customer activity, we remain confident in increasing our adjusted free cash flow conversion for the full year 2025, allowing progress on our capital allocation priorities.
The sale of our Pressure Pumping business in Argentina marks another key milestone in our portfolio optimization strategy to a more capital-efficient model and further builds liquidity to position us well for the upcoming period.”

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational & Commercial Highlights
•An International Oil Company (IOC) awarded Weatherford an eight-year contract extension to provide a comprehensive suite of services, including Intervention Services & Drilling Tools, Pipe Inspection, Managed Pressure Drilling (MPD), Tubular Running Services (TRS), Well Services, and Pipe Recovery in Kazakhstan.
•PDO Oman awarded Weatherford a five-year Integrated Completions contract consisting of Completions, Liner Hangers and Cementation Products.
•ADNOC Onshore awarded Weatherford a three-year contract for Well Services Production enhancement systems in the United Arab Emirates.
•Eni Oman awarded Weatherford an open contract for onshore MPD services.
•Petrobras awarded Weatherford a five-year contract for Liner Hangers systems and services in deepwater Brazil and amended its TRS contract, adding two Vero Mechanized Systems.
•Sierracol Energy Andina LLC awarded Weatherford a six-month contract for Artificial Lift Systems in Colombia.
•GeoPark Colombia S.A.S. awarded Weatherford a three-year contract for Wireline Open & Cased Hole Services.
•Jadestone Energy (Malaysia) PTE LTD awarded Weatherford a contract for the Autonomous Inflow Control Device Screens and associated lower Completions equipment and services for the PM323 East Belumut Phase 9 Infill Drilling campaign.
•Dragon Oil awarded Weatherford a three-year contract for Completions Equipment and Services in offshore Turkmenistan.
•An IOC awarded Weatherford a one-year contract for Artificial Lift Equipment and Centro® Well Construction Optimization Platform in Argentina.
•An IOC in Turkey awarded Weatherford a five-year contract for Open Hole Wireline Tools.
•An IOC awarded Weatherford a three-year contract for Artificial Lift Equipment in Australia.
•A major integrated energy company awarded Weatherford a three-year, multi-rig contract for Vero® Mechanized Systems in deepwater Gulf of America.
•A National Oil Company (NOC) awarded Weatherford a two-year contract for Stage Tool Cementing Equipment in the Middle East.
•An IOC awarded Weatherford a one-year contract for the SCADA Digital Platform in offshore United Arab Emirates.

Technology Highlights
•Drilling & Evaluation (“DRE”)
◦In the UK, Weatherford successfully delivered Logging While Drilling and Formation Pressure Services for Shell on a high-pressure, high temperature well. The well was drilled at 175°c and reached a total depth of 21,000 feet.
◦In the Middle East, Weatherford successfully deployed GuideWave® CLEAR in three wells for an NOC, enabling improved formation evaluation and more precise geo-steering.
•Well Construction and Completions (“WCC”)
◦In deepwater Brazil, Weatherford successfully installed the first OptiROSS® RFID Multi-Cycle Sliding Sleeve Valve for Petrobras. This system enhances acid stimulation efficiency, improving production and boosting the reservoir’s oil recovery factor.
◦In North America, Weatherford successfully completed 17 field trials of its SecureTrac™ technology with one of the largest multinational oil and gas companies. The tool’s more compact design enables a shorter shoe track, maximizing reservoir exposure and enhancing production potential.
◦In the Middle East, Weatherford successfully deployed the first WidePak™ straddle solution for Gupco in Egypt. The well had been shut for 15 years due to a sustained tubing leak. Following Weatherford’s intervention, the well is now back online and delivering significant production.
•Production and Intervention (“PRI”)
◦In North America, Weatherford successfully deployed the ForeSite® Regenerative Power for KODA, following a two-month pilot. The deployment delivered significant power savings, demonstrating the technology’s efficiency and value in the field.
◦In North America, Weatherford deployed the ForeSite® Power Regenerative variable-speed drive across key customers, following multiple successful pilots. The implementation delivered significant power savings and reduced carbon emissions. Due to its unique ability to recycle, store, and optimize power, this innovative solution helps control operating expenses for customers.

Shareholder Return
During the first quarter of 2025, Weatherford paid dividends of $18 million and repurchased shares for approximately $53 million, resulting in a total shareholder return of $71 million.
On April 17, 2025, our Board declared a cash dividend of $0.25 per share of the Company’s ordinary shares, payable on June 5, 2025, to shareholders of record as of May 6, 2025.
Results by Reportable Segment
Drilling and Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2025	December 31, 2024	March 31, 2024	Seq.		YoY
Revenue	$350	$398	$422	(12)%		(17)%
Segment Adjusted EBITDA	$74	$96	$130	(23)%		(43)%
Segment Adj EBITDA Margin	21.1%	24.1%	30.8%	(298)	bps	(966)	bps
First quarter 2025 DRE revenue of $350 million decreased by $72 million, or 17% year-over-year, primarily from lower Drilling-related services activity in Latin America, Europe/Sub-Sahara Africa/Russia and North America, partly offset by higher Drilling Services activity in Middle East/North Africa/Asia. Sequentially, DRE revenue decreased by $48 million, or 12%, primarily from lower international activity, especially in Latin America, partly offset by higher Wireline activity in North America.
First quarter 2025 DRE segment adjusted EBITDA of $74 million decreased by $56 million, or 43% year-over-year, primarily from lower activity, partly offset by higher Drilling Services activity in Middle East/North Africa/Asia. Sequentially, DRE segment adjusted EBITDA decreased by $22 million, or 23%, primarily from lower international activity, especially in Latin America, partly offset by higher Wireline activity in North America.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2025	December 31, 2024	March 31, 2024	Seq.		YoY
Revenue	$441	$505	$458	(13)%		(4)%
Segment Adjusted EBITDA	$128	$148	$120	(14)%		7%
Segment Adj EBITDA Margin	29.0%	29.3%	26.2%	(28)	bps	282	bps
First quarter 2025 WCC revenue of $441 million decreased by $17 million, or 4% year-over-year, primarily from lower activity in North America, Latin America and Europe/Sub-Sahara Africa/Russia, partly offset by higher activity in Middle East/North Africa/Asia. Sequentially, WCC revenues decreased by $64 million, or 13%, primarily from lower activity across all geographies.
First quarter 2025 WCC segment adjusted EBITDA of $128 million increased by $8 million, or 7% year-over-year, primarily from higher activity and fall through in Middle East/North Africa/Asia, partly offset by lower activity in

North America, Latin America and Europe/Sub-Sahara Africa/Russia. Sequentially, WCC segment adjusted EBITDA decreased by $20 million, or 14%, primarily from lower activity across all geographies.
Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2025	December 31, 2024	March 31, 2024	Seq.		YoY
Revenue	$334	$364	$348	(8)%		(4)%
Segment Adjusted EBITDA	$62	$78	$73	(21)%		(15)%
Segment Adj EBITDA Margin	18.6%	21.4%	21.0%	(287)	bps	(241)	bps
First quarter 2025 PRI revenue of $334 million decreased by $14 million, or 4% year-over-year, as lower international activity was partly offset by higher activity in North America. Sequentially, PRI revenue decreased by $30 million, or 8%, primarily from lower Artificial Lift activity.
First quarter 2025 PRI segment adjusted EBITDA of $62 million decreased by $11 million, or 15% year-over-year, primarily from lower international activity, partly offset by higher fall through in North America. Sequentially, PRI segment adjusted EBITDA decreased by $16 million, or 21%, primarily from lower Artificial Lift activity, partly offset by higher fall through from Digital Solutions in North America.
Revenue by Geography

	Three Months Ended			Variance
($ in Millions)	March 31, 2025	December 31, 2024	March 31, 2024	Seq.	YoY
North America	$250	$261	$267	(4)%	(6)%

International	$943	$1,080	$1,091	(13)%	(14)%
Latin America	241	312	370	(23)%	(35)%
Middle East/North Africa/Asia	503	542	497	(7)%	1%
Europe/Sub-Sahara Africa/Russia	199	226	224	(12)%	(11)%
Total Revenue	$1,193	$1,341	$1,358	(11)%	(12)%
North America
First quarter 2025 North America revenue of $250 million decreased by $17 million, or 6% year-over-year, primarily from lower activity in DRE and WCC segments, partly offset by higher activity in PRI segment led by Pressure Pumping and Digital Solutions. Sequentially, North America decreased by $11 million, or 4%, primarily from lower US land and US offshore activity, partly offset by higher Wireline activity.

International
First quarter 2025 international revenue of $943 million decreased 14% year-over-year and decreased 13% sequentially.
First quarter 2025 Latin America revenue of $241 million decreased by $129 million, or 35% year-over-year, primarily from lower activity in Mexico, partly offset by MPD and Pressure Pumping activity. Sequentially, Latin America revenue decreased by $71 million, or 23%, primarily from lower activity in Mexico, partly offset by higher MPD and Completions activity.
First quarter 2025 Middle East/North Africa/Asia revenue of $503 million increased by $6 million, or 1% year-over-year, as higher activity from Completions and Drilling Services were partly offset by lower MPD and Integrated Services & Projects activity. Sequentially, the Middle East/North Africa/Asia revenue decreased by $39 million, or 7%, primarily from lower activity in all the segments, partly offset by higher Integrated Services & Projects and MPD activity.
First quarter 2025 Europe/Sub-Sahara Africa/Russia revenue of $199 million decreased by $25 million, or 11% year-over-year, primarily from lower activity across all the segments, partly offset by higher Well Services and MPD activity. Sequentially, Europe/Sub-Sahara Africa/Russia revenue decreased by $27 million, or 12%, primarily from lower activity across all the segments, partly offset by higher activity in Drilling Services.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately 18,000 team members representing more than 110 nationalities and 320 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, April 23, 2025, to discuss the Company’s results for the first quarter ended March 31, 2025. The conference call will begin at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until May 7, 2025, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 6907941. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.

Contacts
For Investors:
Luke Lemoine
Senior Vice President, Corporate Development & Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications & Employee Engagement
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly adjusted EBITDA*, adjusted EBITDA margin*, adjusted free cash flow*, net leverage*, shareholder return program, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only estimates and may differ materially from actual future events or results, based on factors including but not limited to: global political, economic and market conditions, political disturbances, war or other global conflicts, terrorist attacks, changes in global trade policies, tariffs and sanctions, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from conflicts in the Middle East and the Russia Ukraine conflicts, including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations (including changes in the regulatory environment) imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the potential for a resurgence of a pandemic in a given geographic area and related disruptions to our business, employees, customers, suppliers and other partners; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to remain competitive, and to address and participate in changes to the market demands, including for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts; our ability to effectively execute our capital allocation framework; our ability to return capital to shareholders, including those related to the timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the Securities and Exchange Commission, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended
($ in Millions, Except Per Share Amounts)	March 31, 2025	December 31, 2024	March 31, 2024
Revenues:
DRE Revenues	$350	$398	$422
WCC Revenues	441	505	458
PRI Revenues	334	364	348
All Other	68	74	130
Total Revenues	1,193	1,341	1,358

Operating Income:
DRE Segment Adjusted EBITDA[1]	$74	$96	$130
WCC Segment Adjusted EBITDA[1]	128	148	120
PRI Segment Adjusted EBITDA[1]	62	78	73
All Other[2]	4	11	27
Corporate[2]	(15)	(7)	(14)
Depreciation and Amortization	(62)	(83)	(85)
Share-based Compensation	(7)	(10)	(13)
Restructuring Charges	(29)	(34)	(3)
Other Charges, Net	(13)	(1)	(2)
Operating Income	142	198	233

Other Expense:
Interest Expense, Net of Interest Income of $11, $12, and $14	(26)	(25)	(29)
Other Expense, Net	(20)	(4)	(22)
Income Before Income Taxes	96	169	182
Income Tax Provision	(10)	(45)	(59)
Net Income	86	124	123
Net Income Attributable to Noncontrolling Interests	10	12	11
Net Income Attributable to Weatherford	$76	$112	$112

Basic Income Per Share	$1.04	$1.54	$1.54
Basic Weighted Average Shares Outstanding	73.1	72.6	72.9

Diluted Income Per Share	$1.03	$1.50	$1.50
Diluted Weighted Average Shares Outstanding	73.4	74.5	74.7

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation, restructuring charges and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All Other includes results from non-core business activities (including integrated services and projects), and Corporate includes overhead support and centrally managed or shared facilities costs. All Other and Corporate do not individually meet the criteria for segment reporting.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	March 31, 2025	December 31, 2024
Assets:
Cash and Cash Equivalents	$873	$916
Restricted Cash	57	59
Accounts Receivable, Net	1,175	1,261
Inventories, Net	889	880
Property, Plant and Equipment, Net	1,103	1,061
Intangibles, Net	315	325

Liabilities:
Accounts Payable	714	792
Accrued Salaries and Benefits	249	302
Current Portion of Long-term Debt	22	17
Long-term Debt	1,583	1,617

Shareholders’ Equity:
Total Shareholders’ Equity	1,360	1,283

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended
($ in Millions)	March 31, 2025	December 31, 2024	March 31, 2024
Cash Flows From Operating Activities:
Net Income	$86	$124	$123
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	62	83	85
Foreign Exchange Losses (Gain)	13	(2)	15
Gain on Disposition of Assets	(1)	(2)	(7)
Deferred Income Tax Provision	7	—	14
Share-Based Compensation	7	10	13
Changes in Accounts Receivable, Inventory, Accounts Payable and Accrued Salaries and Benefits	(17)	24	(152)
Other Changes, Net	(15)	12	40
Net Cash Provided By Operating Activities	142	249	131

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(77)	(100)	(59)
Proceeds from Disposition of Assets	1	13	10
Business Acquisitions, Net of Cash Acquired	—	—	(36)
Proceeds from Sale of Investments	—	—	41
Other Investing Activities	(3)	1	(10)
Net Cash Used In Investing Activities	(79)	(86)	(54)

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(39)	(23)	(172)
Distributions to Noncontrolling Interests	—	(20)	—
Tax Remittance on Equity Awards	(20)	(22)	(8)
Share Repurchases	(53)	(49)	—
Dividends Paid	(18)	(18)	—
Other Financing Activities	(3)	(1)	(7)
Net Cash Used In Financing Activities	$(133)	$(133)	$(187)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* - Adjusted Free Cash Flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Net Debt* - Net Debt* is a non-GAAP measure that is calculated taking short and long-term debt less cash and cash equivalents and restricted cash. Management believes the net debt* is useful to assess the level of debt in excess of cash and cash and equivalents as we monitor our ability to repay and service our debt. Net debt* should be considered in addition to, but not as a substitute for overall debt and total cash and should be viewed in addition to the Company’s results prepared in accordance with GAAP.

Net Leverage* - Net Leverage* is a non-GAAP measure which is calculated by dividing by taking net debt* divided by adjusted EBITDA* for the trailing 12 months. Management believes the net leverage* is useful to understand our ability to repay and service our debt. Net leverage* should be considered in addition to, but not as a substitute for the individual components of above defined net debt* divided by consolidated net income attributable to Weatherford and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)

	Three Months Ended
($ in Millions, Except Margin in Percentages)	March 31, 2025	December 31, 2024	March 31, 2024
Revenues	$1,193	$1,341	$1,358
Net Income Attributable to Weatherford	$76	$112	$112
Net Income Margin	6.4%	8.4%	8.2%
Adjusted EBITDA*	$253	$326	$336
Adjusted EBITDA Margin*	21.2%	24.3%	24.7%

Net Income Attributable to Weatherford	$76	$112	$112
Net Income Attributable to Noncontrolling Interests	10	12	11
Income Tax Provision	10	45	59
Interest Expense, Net of Interest Income of $11, $12, and $14	26	25	29
Other Expense, Net	20	4	22
Operating Income	142	198	233
Depreciation and Amortization	62	83	85
Other Charges, Net[1]	13	1	2
Restructuring Charges	29	34	3
Share-Based Compensation	7	10	13
Adjusted EBITDA*	$253	$326	$336

Net Cash Provided By Operating Activities	$142	$249	$131
Capital Expenditures for Property, Plant and Equipment	(77)	(100)	(59)
Proceeds from Disposition of Assets	1	13	10
Adjusted Free Cash Flow*	$66	$162	$82
[1]Other Charges, Net in the three months ended March 31, 2025 primarily includes fees to third-party financial institutions related to collections of certain receivables from our largest customer in Mexico.

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled Continued (Unaudited)

($ in Millions)	March 31, 2025		December 31, 2024		March 31, 2024
Current Portion of Long-term Debt	$22		$17		$101
Long-term Debt	1,583		1,617		1,629
Total Debt	$1,605		$1,634		$1,730

Cash and Cash Equivalents	$873		$916		$824
Restricted Cash	57		59		113
Total Cash	$930		$975		$937

Components of Net Debt
Current Portion of Long-term Debt	$22		$17		$101
Long-term Debt	1,583		1,617		1,629
Less: Cash and Cash Equivalents	873		916		824
Less: Restricted Cash	57		59		113
Net Debt*	$675		$659		$793

Net Income for trailing 12 months	$470		$506		$457
Adjusted EBITDA* for trailing 12 months	$1,299		$1,382		$1,253

Net Leverage* (Net Debt*/Adjusted EBITDA*)	0.52	x	0.48	x	0.63	x

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined